SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 21, 2007 (June 19, 2007)

STEEL DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-21719	35-1929476
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

6714 Pointe Inverness Way, Suite 200, Fort Wayne, Indiana 46804

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  260-459-3553

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This filing amends the Form 8-K filed by Registrant on June 21, 2007, by replacing Exhibit 10.03 with a revised Exhibit 10.03, which is the same in all respects except that it includes all schedules and exhibits.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On June 19, 2007, Steel Dynamics, Inc. announced that is has amended, restated and expanded its senior secured revolving credit facility from the prior $350 million level to a new 5-year $750 million facility.  Subject to certain conditions, Steel Dynamics, Inc. also has the opportunity to increase the facility size by an additional $350 million.  The amended facility is guaranteed by certain of Steel Dynamics, Inc. subsidiaries and is secured by substantially all of its accounts receivable and inventory.  The proceeds from the revolver will be available to fund working capital, capital expenditures, acquisitions, share repurchases and other general corporate purposes.

Item 8.01 Other Events

On June 19, 2007, Steel Dynamics, Inc. issued a press release entitled “Steel Dynamics Announces Increased Revolving Credit Facility.”  The full text of the press release is furnished herewith and attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

( c )                           Exhibits.

Exhibit Number	Description

99.1	A press release dated June 19, 2007 titled “Steel Dynamics Announces Increased Revolving Credit Facility.”

10.03

Amended and Restated Credit Agreement relating to the Registrant’s $750 million senior secured revolving credit facility, dated June 19, 2007, among Steel Dynamics, Inc., as Borrower, the Initial Lenders, National City Bank as the Initial Issuing Bank and together with the Initial Lenders, the Swing Line Bank , National City, as collateral agent, and National City and Wells Fargo Bank, National Association, as co-administrative agents, and Bank of America, N.A., General Electric Capital Corporation, Fifth Third Bank and BMO Capital Markets Financing, Inc., as Documentation Agents, Bank of America and National City, as Syndication Agents, and Banc of America Securities LLC and National City, as Joint Lead Arrangers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereto duly authorized.

STEEL DYNAMICS, INC.

	By:	/s/ Theresa E. Wagler
Date: May 15, 2009		Theresa E. Wagler
Title: Chief Financial Officer